                                                               Exhibit 23






                      INDEPENDENT AUDITORS' CONSENT

The Investment Plan Committee
Willbros USA, Inc. Employees' Investment Plan:

We consent to incorporation by reference in the registration statement on Form S-8 of Willbros Group, Inc. of our report dated July 12, 1996, relating to the statements of net assets available for plan benefits of Willbros USA, Inc. Employees' Investment Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1995 annual report on Form 11-K of Willbros USA, Inc. Employees' Investment Plan.


                                   KPMG PEAT MARWICK LLP


Tulsa, Oklahoma
February 6, 1997